                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Riviana Foods Inc.:

         We consent to the incorporation by reference in the registration statements (No. 333-40865, 333-15843 and 333-02484) on Form S-8 and registration statement (No. 333-17901) on Form S-3 of Riviana Foods Inc. of our report dated August 12, 2002, with respect to the consolidated balance sheet of Riviana Foods Inc. as of June 30, 2002, and the related consolidated statements of income, capital accounts and retained earnings, comprehensive income and accumulated other comprehensive loss for the year ended June 30, 2002, and all related financial statement schedules, which report appears in the June 30, 2002, annual report on Form 10-K of Riviana Foods Inc.



KPMG LLP

Houston, Texas
September 13, 2002